MDU Resources Announces Record Third Quarter Earnings, Increases Guidance

BISMARCK, N.D. — Nov. 4, 2020 — MDU Resources Group, Inc. (NYSE: MDU) today reported record third quarter earnings of $153.1 million, or 76 cents per share, an 11% increase over record third quarter earnings in 2019 of $137.6 million, or 69 cents per share. For the nine months ended Sept. 30, MDU Resources earned $277.9 million, or $1.39 per share, compared to $240.4 million, or $1.21 per share, in 2019.

“We are extremely pleased with our results through the third quarter,” said David L. Goodin, president and CEO of MDU Resources. “We started the year with strong momentum and, despite the challenges facing our nation, MDU Resources has continued to see outstanding operating performance throughout the year. The benefit of our balanced business mix was evident during the third quarter as our construction companies had record earnings and maintained a strong backlog of work, while our regulated energy businesses continued to produce solid revenue and earnings. We are raising our 2020 earnings guidance to reflect the strength of our performance through the third quarter and our optimism about the remainder of the year.

“Our continuing strong results would not be possible without the hard work and dedication of our employees. MDU Resources, with record levels of employment, has continued to safely provide outstanding service to our customers and communities because our team members remain focused on providing the essential products and services that are critical to Building a Strong America.”

Based on year-to-date performance and the company’s outlook for the remainder of the year, MDU Resources is increasing its 2020 earnings guidance to a range of $1.80 to $1.90 per share, up from previous guidance of $1.65 to $1.85 per share.

Business Unit Highlights
Construction Materials and Services
The construction materials business had record third quarter earnings of $107.3 million, compared to $102.6 million in third quarter 2019. The earnings increase was driven by higher margins across most product lines. Asphalt and asphalt-related products experienced lower energy-related costs that resulted in higher margins, and ready-mixed concrete pricing was strong in most markets. These increases were offset somewhat by wildfires and storms in certain operating areas. The construction materials backlog of work at Sept. 30 was $571 million, down compared to the record $747 million for the same period last year and comparable to Sept. 30, 2018, backlog. The decrease in backlog this year is believed to be largely due to delays in public work bid-letting related to the pandemic.

The construction services business also had record earnings in the third quarter, as well as record revenue. Revenue was $551.0 million for the quarter, compared to $479.6 million in third quarter 2019. Earnings increased 41% to $29.8 million, compared to last year’s third quarter earnings of $21.1 million. This business saw growth in its inside electrical contracting work, particularly for hospitality and high-tech clients, as well as higher outside electrical construction workloads from storm-related power line repair work and wildfire-related restoration work. The construction services backlog of work at Sept. 30 was a record $1.28 billion, compared to $1.20 billion at Sept. 30, 2019.

Regulated Energy Delivery
The electric and natural gas utility had a loss of $800,000 in the third quarter, compared to earnings of $700,000 in the third quarter of 2019. The loss reflects higher operating costs. Electric sales volumes were approximately 3% higher and natural gas sales volumes were up about 2% in the quarter as compared to last year, with both volume increases primarily driven by increased residential use. On Oct. 28, the North Dakota Public Service Commission approved an increase of $6.3 million to electric transmission rates, which took effect Nov. 1. The Minnesota Public Utilities Commission on Oct. 26 approved a natural gas rate increase of $2.6 million, with an effective date to be determined. On Oct. 29, the Washington Utilities and Transportation Commission approved a requested rate increase of $1.1 million for pipeline replacement projects, which took effect Nov. 1. The company has a natural gas rate increase settlement of $3.2 million pending before the Oregon Public Utilities Commission. The company also has requests for natural gas rate increases pending before utility commissions in Montana, North Dakota and Washington. The company continues preparations to retire its coal-fired Lewis & Clark electric generating facility in early 2021.

The pipeline business earned $8.0 million in the third quarter, compared to $7.7 million in the third quarter last year. The company benefited from higher transportation revenue associated with expansion projects that were placed in service in late 2019 and early 2020. Customers also continued to take advantage of commodity price differentials during the quarter to move higher volumes of natural gas into storage compared to last year. The company continues preliminary work to begin construction in early 2021 on its North Bakken Expansion Project in western North Dakota, pending regulatory and environmental permitting. The project, which is designed to transport 250 million cubic feet of natural gas per day, is expected to be in service in late 2021. Due to forecasted Bakken oil and associated natural gas production delays driven by pandemic-related demand decreases and commodity price impacts, the company negotiated transportation rate, volume and term adjustments to certain customer contracts for the project that delay for one year a portion of customers' first-year committed volumes. These contract adjustments do not impact the project's overall financial returns.

2020 Guidance
MDU Resources expects earnings per share in the range of $1.80 to $1.90 for 2020, based on these assumptions:
•Construction services revenues in the range of $2.0 billion to $2.15 billion with margins comparable to or slightly higher than 2019 and construction materials revenues in the range of $2.15 billion to $2.25 billion with margins higher than 2019. This is revised from the company's previously stated revenue guidance of $1.90 billion to $2.10 billion for construction services and $2.20 billion to $2.40 billion for construction materials.
•Normal fourth quarter weather, including precipitation and temperatures, across all service areas.
•Completing the remainder of the year’s $626 million in capital project investments.
•No significant acquisitions or divestitures.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5% to 8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss third quarter results during a webcast at 2 p.m. EDT Nov. 5. The event can be accessed at www.mdu.com. Audio and webcast replays will be available through Nov. 19 at 855-859-2056, or 404-537-3406 for international callers, conference ID 1654638.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC, including the company's Form 10-Q for the period ended Sept. 30, 2020.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	Third Quarter 2020 Earnings	Third Quarter 2019 Earnings	YTD Sept. 30, 2020 Earnings	YTD Sept. 30, 2019 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$7.2	$8.4	$78.4	$75.6
Construction materials and services	137.1	123.7	196.6	161.3
Other and eliminations	8.7	4.0	3.4	3.5
Income from continuing operations	153.0	136.1	278.4	240.4
Income (loss) from discontinued operations, net of tax	.1	1.5	(.5)	—
Net income	$153.1	$137.6	$277.9	$240.4
Earnings per share:
Income from continuing operations	$.76	$.68	$1.39	$1.21
Discontinued operations, net of tax	—	.01	—	—
Earnings per share	$.76	$.69	$1.39	$1.21

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$210.1	$209.4	$870.2	$885.3
Nonregulated pipeline, construction materials and contracting, construction services and other	1,377.2	1,354.4	3,277.4	3,073.3
Total operating revenues	1,587.3	1,563.8	4,147.6	3,958.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	89.1	86.2	259.8	262.5
Nonregulated pipeline, construction materials and contracting, construction services and other	1,124.9	1,126.4	2,804.4	2,674.1
Total operation and maintenance	1,214.0	1,212.6	3,064.2	2,936.6
Purchased natural gas sold	31.5	31.9	253.8	270.5
Depreciation, depletion and amortization	72.1	65.0	212.8	188.0
Taxes, other than income	50.5	46.1	167.2	148.1
Electric fuel and purchased power	15.5	18.7	50.6	64.4
Total operating expenses	1,383.6	1,374.3	3,748.6	3,607.6
Operating income	203.7	189.5	399.0	351.0
Other income	4.6	3.0	13.7	12.2
Interest expense	23.7	25.2	73.1	74.1
Income before income taxes	184.6	167.3	339.6	289.1
Income taxes	31.6	31.2	61.2	48.7
Income from continuing operations	153.0	136.1	278.4	240.4
Income (loss) from discontinued operations, net of tax	.1	1.5	(.5)	—
Net income	$153.1	$137.6	$277.9	$240.4

Earnings per share – basic:
Income from continuing operations	$.76	$.68	$1.39	$1.21
Discontinued operations, net of tax	—	.01	—	—
Earnings per share – basic	$.76	$.69	$1.39	$1.21
Earnings per share – diluted:
Income from continuing operations	$.76	$.68	$1.39	$1.21
Discontinued operations, net of tax	—	.01	—	—
Earnings per share – diluted	$.76	$.69	$1.39	$1.21
Weighted average common shares outstanding – basic	200.5	199.3	200.5	198.0
Weighted average common shares outstanding – diluted	200.6	199.4	200.5	198.0

Selected Cash Flows Information
	Nine Months Ended
	September 30,
	2020	2019
	(In millions)
Operating activities:
Net cash provided by continuing operations	$482.4	$203.7
Net cash used in discontinued operations	(.7)	(.6)
Net cash provided by operating activities	481.7	203.1
Investing activities:
Net cash used in continuing operations	(461.8)	(448.6)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(461.8)	(448.6)
Financing activities:
Net cash provided by (used in) continuing operations	(20.3)	258.5
Net cash provided by discontinued operations	—	—
Net cash provided by (used in) financing activities	(20.3)	258.5
Increase (decrease) in cash and cash equivalents	(.4)	13.0
Cash and cash equivalents - beginning of year	66.5	54.0
Cash and cash equivalents - end of period	$66.1	$67.0

Outstanding Revolving Credit Facilities
Balance at September 30, 2020
Company	Facility		Facility Limit		Amount Outstanding	Letters of Credit		Expiration Date
			(In millions)
Montana-Dakota Utilities Co.	Commercial paper/Revolving credit agreement	(a)	$175.0		$73.6	$—		12/19/24
Cascade Natural Gas Corporation	Revolving credit agreement		$100.0	(b)	$52.5	$2.2	(c)	6/7/24
Intermountain Gas Company	Revolving credit agreement		$85.0	(d)	$38.5	$—		6/7/24
Centennial Energy Holdings, Inc.	Commercial paper/Revolving credit agreement	(e)	$600.0		$140.6	$—		12/19/24
(a)The commercial paper program is supported by a revolving credit agreement with various banks (provisions allow for increased borrowings, at the option of Montana-Dakota on stated conditions, up to a maximum of $225.0 million). At September 30, 2020, there were no amounts outstanding under the revolving credit agreement.
(b)Certain provisions allow for increased borrowings, up to a maximum of $125.0 million.
(c)Outstanding letter(s) of credit reduce the amount available under the credit agreement.
(d)Certain provisions allow for increased borrowings, up to a maximum of $110.0 million.
(e)The commercial paper program is supported by a revolving credit agreement with various banks (provisions allow for increased borrowings, at the option of Centennial on stated conditions, up to a maximum of $700.0 million). At September 30, 2020, there were no amounts outstanding under the revolving credit agreement.

Capital Expenditures
Business Line	2020 Estimated
(In millions)
Regulated energy delivery
Electric	$115
Natural gas distribution	183
Pipeline	79
377
Construction materials and services
Construction services	82
Construction materials and contracting	162
244
Other	5
Total capital expenditures	$626
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2020 include line-of-sight opportunities at the company's business units. Capital expenditures have been updated to reflect project timeline and scope changes made throughout the quarter. Future acquisitions would be incremental to the outlined capital program. Operating cash flows are projected to be $650 million to $700 million in 2020.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segments' condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions)
Net income	$153.1	$137.6	$277.9	$240.4
(Income) loss from discontinued operations, net of tax	(.1)	(1.5)	.5	—
Income from continuing operations	153.0	136.1	278.4	240.4
Adjustments:
Interest expense	23.7	25.2	73.1	74.1
Income taxes	31.6	31.2	61.2	48.7
Depreciation, depletion and amortization	72.1	65.0	212.8	188.0
EBITDA from continuing operations	$280.4	$257.5	$625.5	$551.2
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. Adjusted gross margin can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's adjusted gross margin may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.

The following tables provide reconciliations of the company's electric and natural gas distribution segment's operating income (loss) to adjusted gross margin.

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions)
Operating income	$21.1	$21.9	$48.8	$49.7
Adjustments:
Operating expenses:
Operation and maintenance	30.7	30.8	90.5	94.6
Depreciation, depletion and amortization	15.8	14.2	47.0	41.8
Taxes, other than income	4.4	4.1	13.0	12.5
Total adjustments	50.9	49.1	150.5	148.9
Adjusted gross margin	$72.0	$71.0	$199.3	$198.6

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions)
Operating income (loss)	$(18.4)	$(15.6)	$32.3	$32.1
Adjustments:
Operating expenses:
Operation and maintenance	46.9	44.4	135.9	134.3
Depreciation, depletion and amortization	21.3	19.9	63.1	59.1
Taxes, other than income	6.3	6.1	18.5	17.9
Total adjustments	74.5	70.4	217.5	211.3
Adjusted gross margin	$56.1	$54.8	$249.8	$243.4

Regulated Energy Delivery

Electric	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Dollars in millions, where applicable)
Operating revenues	$87.6	$89.8	$250.4	$263.4
Electric fuel and purchased power	15.5	18.7	50.6	64.4
Taxes, other than income	.1	.1	.5	.4
Adjusted gross margin	72.0	71.0	199.3	198.6
Operating expenses:
Operation and maintenance	30.7	30.8	90.5	94.6
Depreciation, depletion and amortization	15.8	14.2	47.0	41.8
Taxes, other than income	4.4	4.1	13.0	12.5
Total operating expenses	50.9	49.1	150.5	148.9
Operating income	21.1	21.9	48.8	49.7
Other income	1.2	.6	3.3	2.7
Interest expense	6.4	6.2	20.1	18.9
Income before income taxes	15.9	16.3	32.0	33.5
Income taxes	(.9)	—	(8.3)	(5.8)
Net income	$16.8	$16.3	$40.3	$39.3
Adjustments:
Interest expense	6.4	6.2	20.1	18.9
Income taxes	(.9)	—	(8.3)	(5.8)
Depreciation, depletion and amortization	15.8	14.2	47.0	41.8
EBITDA	$38.1	$36.7	$99.1	$94.2
Retail sales (million kWh):
Residential	296.1	259.4	884.4	865.6
Commercial	356.7	359.5	1,056.2	1,102.4
Industrial	117.1	127.8	386.0	403.5
Other	21.3	20.9	62.1	64.9
	791.2	767.6	2,388.7	2,436.4
Average cost of electric fuel and purchased power per kWh	$.018	$.021	$.019	$.024
The electric business reported net income of $16.8 million in the third quarter of 2020, compared to $16.3 million for the same period in 2019. The increase in net income was primarily the result of higher adjusted gross margin, driven by a 14.1% increase in residential sales volumes. Higher residential sales volumes were offset in part by a decrease in industrial and commercial volumes attributed to slowdowns from the COVID-19 pandemic. Partially offsetting the increase was higher depreciation, depletion and amortization expense from increased property, plant and equipment balances as well as higher depreciation rates implemented from a Montana rate case.
The electric business's EBITDA increased $1.4 million in the third quarter of 2020, compared to 2019, primarily the result of higher adjusted gross margin, as previously discussed.

Natural Gas Distribution	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Dollars in millions, where applicable)
Operating revenues	$94.9	$93.6	$563.2	$569.7
Purchased natural gas sold	35.0	35.6	290.3	305.6
Taxes, other than income	3.8	3.2	23.1	20.7
Adjusted gross margin	56.1	54.8	249.8	243.4
Operating expenses:
Operation and maintenance	46.9	44.4	135.9	134.3
Depreciation, depletion and amortization	21.3	19.9	63.1	59.1
Taxes, other than income	6.3	6.1	18.5	17.9
Total operating expenses	74.5	70.4	217.5	211.3
Operating income (loss)	(18.4)	(15.6)	32.3	32.1
Other income	2.2	1.7	6.6	5.3
Interest expense	9.3	8.9	27.5	26.1
Income (loss) before income taxes	(25.5)	(22.8)	11.4	11.3
Income taxes	(7.9)	(7.2)	(2.4)	(3.3)
Net income (loss)	$(17.6)	$(15.6)	$13.8	$14.6
Adjustments:
Interest expense	9.3	8.9	27.5	26.1
Income taxes	(7.9)	(7.2)	(2.4)	(3.3)
Depreciation, depletion and amortization	21.3	19.9	63.1	59.1
EBITDA	$5.1	$6.0	$102.0	$96.5
Volumes (MMdk)
Retail sales:
Residential	4.4	4.1	41.8	44.3
Commercial	4.0	4.2	29.1	31.5
Industrial	.9	.9	3.4	3.6
	9.3	9.2	74.3	79.4
Transportation sales:
Commercial	.3	.3	1.4	1.5
Industrial	39.6	45.7	115.4	117.9
	39.9	46.0	116.8	119.4
Total throughput	49.2	55.2	191.1	198.8
Average cost of natural gas per dk	$3.75	$3.88	$3.90	$3.85
The natural gas distribution business reported a seasonal loss of $17.6 million in the third quarter of 2020, compared to a loss of $15.6 million for the same period in 2019. The increased loss was driven by higher operation and maintenance expense, as well as higher depreciation, depletion and amortization expense. The increase in operation and maintenance expense was primarily higher payroll-related costs and a write-off during the quarter of approximately $920,000, after-tax, for an abandoned project. Plant additions were the primary driver of the increase in depreciation, depletion and amortization expense. Partially offsetting these items was higher adjusted gross margin due to approved rate relief in certain jurisdictions.
The natural gas distribution business's EBITDA decreased $900,000 in the third quarter of 2020, compared to 2019, primarily the result of higher operation and maintenance expense, offset in part by higher adjusted gross margin, as previously discussed.

Pipeline	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Dollars in millions)
Operating revenues	$35.7	$36.4	$107.2	$105.1
Operating expenses:
Operation and maintenance	15.4	16.1	45.4	47.5
Depreciation, depletion and amortization	5.2	5.6	16.5	15.6
Taxes, other than income	3.3	3.3	9.9	10.0
Total operating expenses	23.9	25.0	71.8	73.1
Operating income	11.8	11.4	35.4	32.0
Other income	.2	.1	1.2	.9
Interest expense	1.9	1.8	5.7	5.3
Income before income taxes	10.1	9.7	30.9	27.6
Income taxes	2.1	2.0	6.6	5.9
Net income	$8.0	$7.7	$24.3	$21.7
Adjustments:
Interest expense	1.9	1.8	5.7	5.3
Income taxes	2.1	2.0	6.6	5.9
Depreciation, depletion and amortization	5.2	5.6	16.5	15.6
EBITDA	$17.2	$17.1	$53.1	$48.5
Transportation volumes (MMdk)	108.9	111.1	316.2	319.9
Natural gas gathering volumes (MMdk)	2.0	3.6	7.4	10.5
Customer natural gas storage balance (MMdk):
Beginning of period	19.1	11.4	16.2	13.9
Net injection	14.0	12.8	16.9	10.3
End of period	33.1	24.2	33.1	24.2
The pipeline business reported net income of $8.0 million in the third quarter of 2020, compared to $7.7 million for the same period in 2019. The increase in net income was driven by higher transportation revenues from organic growth projects placed in service in the second half of 2019 and early 2020, as well as stronger demand for the company's storage services. Lower gas gathering volumes, the result of an asset sale in the second quarter of this year, partially offset the increase in net income.
Lower revenues from non-regulated projects in the quarter were partially offset by decreased operation and maintenance expense, primarily due to lower non-regulated project costs.
The pipeline business's EBITDA increased $100,000 in the third quarter of 2020, compared to 2019, primarily from higher transportation revenues, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions)
Operating revenues	$551.0	$479.6	$1,562.9	$1,365.4
Cost of sales:
Operation and maintenance	461.7	409.0	1,309.0	1,151.7
Depreciation, depletion and amortization	3.9	3.7	11.8	11.1
Taxes, other than income	17.2	14.1	57.8	44.6
Total cost of sales	482.8	426.8	1,378.6	1,207.4
Gross margin	68.2	52.8	184.3	158.0
Selling, general and administrative expense:
Operation and maintenance	24.9	21.4	72.4	63.9
Depreciation, depletion and amortization	1.8	.5	5.9	1.3
Taxes, other than income	1.0	.9	3.8	3.4
Total selling, general and administrative expense	27.7	22.8	82.1	68.6
Operating income	40.5	30.0	102.2	89.4
Other income	.6	.3	1.3	1.4
Interest expense	1.0	1.6	3.3	4.0
Income before income taxes	40.1	28.7	100.2	86.8
Income taxes	10.3	7.6	25.7	22.8
Net income	$29.8	$21.1	$74.5	$64.0
Adjustments:
Interest expense	1.0	1.6	3.3	4.0
Income taxes	10.3	7.6	25.7	22.8
Depreciation, depletion and amortization	5.7	4.2	17.7	12.4
EBITDA	$46.8	$34.5	$121.2	$103.2
The construction services business reported net income of $29.8 million in the third quarter of 2020, compared to $21.1 million for the same period in 2019. The increase in net income was primarily the result of higher inside and outside workloads and margins. Inside specialty contracting saw an increase in workloads from strong hospitality and high-tech project demand. Workloads at the outside specialty contracting line increased as a result of strong demand for natural disaster recovery work. Higher selling, general and administrative costs, primarily an increased allowance for uncollectible accounts and payroll-related costs, partially offset the increase in net income.
The construction services business's EBITDA increased $12.3 million in the third quarter of 2020, compared to 2019, primarily a result of the previously discussed increase in outside and inside specialty contracting workloads and margins.

Construction Materials and Contracting	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(Dollars in millions)
Operating revenues	$822.5	$869.5	$1,705.9	$1,692.7
Cost of sales:
Operation and maintenance	612.4	668.9	1,351.2	1,384.4
Depreciation, depletion and amortization	22.2	19.7	63.0	55.2
Taxes, other than income	13.6	13.4	36.6	34.8
Total cost of sales	648.2	702.0	1,450.8	1,474.4
Gross margin	174.3	167.5	255.1	218.3
Selling, general and administrative expense:
Operation and maintenance	23.7	22.7	67.5	64.6
Depreciation, depletion and amortization	1.3	.9	3.6	2.4
Taxes, other than income	.8	.9	4.0	3.7
Total selling, general and administrative expense	25.8	24.5	75.1	70.7
Operating income	148.5	143.0	180.0	147.6
Other income	.3	.2	1.0	1.5
Interest expense	5.0	6.4	15.9	18.6
Income before income taxes	143.8	136.8	165.1	130.5
Income taxes	36.5	34.2	43.0	33.2
Net income	$107.3	$102.6	$122.1	$97.3
Adjustments:
Interest expense	5.0	6.4	15.9	18.6
Income taxes	36.5	34.2	43.0	33.2
Depreciation, depletion and amortization	23.5	20.6	66.6	57.6
EBITDA	$172.3	$163.8	$247.6	$206.7
Sales (000's):
Aggregates (tons)	10,722	11,860	23,678	24,815
Asphalt (tons)	3,542	3,317	5,935	5,396
Ready-mixed concrete (cubic yards)	1,266	1,372	3,089	3,124
The construction materials and contracting business reported net income of $107.3 million in the third quarter of 2020, compared to $102.6 million in the same period in 2019. The increase in net income was driven by higher margins on most product lines. Lower energy-related costs and favorable weather drove the increase in margins for asphalt and asphalt-related products. Strong pricing for ready-mixed concrete also had a positive impact on net income. Tropical storms and wildfires in certain states of operation and higher selling, general and administrative expense, mainly due to increased depreciation expense and payroll-related costs, partially offset the increase in net income.
Prior year results were positively impacted by asset sale gains realized in the quarter.
The construction materials and contracting business's EBITDA increased $8.5 million in the third quarter of 2020, compared to 2019. The increased EBITDA was the result of higher margins, as previously discussed.

Other
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions)
Operating revenues	$3.1	$2.9	$8.9	$13.6
Operating expenses:
Operation and maintenance	2.3	3.6	6.7	11.8
Depreciation, depletion and amortization	.6	.5	1.9	1.5
Taxes, other than income	—	—	—	.1
Total operating expenses	2.9	4.1	8.6	13.4
Operating income (loss)	.2	(1.2)	.3	.2
Other income	.1	.2	.4	.7
Interest expense	.1	.4	.7	1.5
Income (loss) before income taxes	.2	(1.4)	—	(.6)
Income taxes	(8.5)	(5.4)	(3.4)	(4.1)
Net income	$8.7	$4.0	$3.4	$3.5
The net income for Other reflects income tax adjustments related to the consolidated company's annualized estimated tax rate. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	September 30,
	2020	2019
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$15.02	$13.95
Market price per common share	$22.50	$28.19
Dividend yield (indicated annual rate)	3.7%	2.9%
Price/earnings from continuing operations ratio (12 months ended)	12.1x	17.6x
Market value as a percent of book value	149.8%	202.1%
Net operating cash flow (year to date)	$482	$203
Total assets	$8,125	$7,731
Total equity	$3,013	$2,796
Total debt	$2,345	$2,387
Capitalization ratios:
Total equity	56.2%	53.9%
Total debt	43.8	46.1
	100.0%	100.0%